Exhibit (a)(8)
Morgan Stanley Dividend Growth Securities Inc.
CERTIFICATE OF CORRECTION
to
ARTICLES SUPPLEMENTARY
     Morgan Stanley Dividend Growth Securities Inc., a Maryland corporation (the “Corporation”), having its principal office in Maryland in the city of Baltimore, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
     FIRST: On July 28, 1997 at 1:27 p.m. the Corporation filed with the Department Articles Supplementary dated July 28, 1997 (the “Articles Supplementary”) to the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), and the Articles Supplementary require correction as permitted by Section 1-207 of the Corporations and Associations Article of the Annotated Code of Maryland.
     SECOND: (A) Article SECOND and the introductory paragraph of Article THIRD of the said Articles Supplementary, as previously filed and to be corrected hereby, reads as follows:
     SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V, Section 2(g) of the Articles of Incorporation (the “Articles”), the Board has duly established three additional classes of the Common Stock, par value $.01 per share, of the Corporation to be classified as Class A, Class C and Class D (the “Additional Classes”) of which 500,000,000, 500,000,000, and 500,000,000 shares, respectively, have been authorized and the Board has provided for the issuance of such Additional Classes.
     THIRD: The terms applicable to the Additional Classes of the Common Shares as set by the Board of Directors, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are the same as the terms of the existing class of Common Stock (“Existing Class”) which are set forth in the Articles, except that:
     (B) Article SECOND and the introductory paragraph of Article THIRD of the said Articles Supplementary, as corrected hereby, are as follows:
     SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V, Section 2(g) of the Articles of Incorporation (the “Articles”), the Board has duly designated 500,000,000 of the existing shares of Common Stock, par value $.01 per share, of the Corporation as Class B (the “Existing Class”) and has duly established three additional classes of the Common Stock, par value $.01 per share, of the Corporation to be classified as Class A, Class C and Class D (the “Additional Classes”) of which 500,000,000, 500,000,000, and 500,000,000 shares, respectively, have been authorized and the Board has provided for the issuance of such Additional Classes.
THIRD: The terms applicable to the Additional Classes of the Common Shares as set by the Board of Directors, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are the same as the terms of the Existing Class which are set forth in the Articles, except that:
     (C) The inaccuracies or defects contained in Article SECOND and in the introductory paragraph of Article THIRD of said Articles Supplementary, as previously filed, is that language designating the Existing Class was inadvertently omitted.

     IN WITNESS WHEREOF, Morgan Stanley Dividend Growth Securities Inc. has caused this Certificate of Correction to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on August 1, 2003.

WITNESS:	Morgan Stanley Dividend Growth Securities Inc.

/s/ Sara L. Badler	By: /s/ Stefanie Chang Yu
Sara L. Badler, Assistant Secretary	Stefanie Chang Yu, Vice President
     THE UNDERSIGNED, Vice President of Morgan Stanley Dividend Growth Securities Inc., with respect to the foregoing Certificate of Correction of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Certificate of Correction to be the act of the Corporation and further certifies that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

/s/ Stefanie Chang Yu
Stefanie Chang Yu, Vice President